Filed Pursuant to Rule 433
Registration Statement No. 333-227001

Principal Return Notes What are the key features of Principal Return Notes? Full return of principal in a market correction: investors receive their full invested principal, subject to the credit of the issuer, even if the performance of the underlying index is negative at the maturity of the note Upside Performance in a rising market environment through partial, full, or enhanced participation, depending on the terms of the note Senior unsecured debt issued by Royal Bank of Canada (RBC) Flexibility to be linked to the performance of a broad-based benchmark equity index (the “underlying index”), such as the S&P 500® Index, and/or other underlying indexes, sectors and single stocks Complement or an alternative to traditional equity investments such as ETFs and mutual funds for their potential for outperformance in bearish market environments Why would an investor purchase Principal Return Notes? An investor would allocate a portion of their diversified portfolio to Principal Return Notes if they: Are concerned about a market decline and want to eliminate their downside market exposure Want participation in market gains with the potential in some cases to match or exceed the performance of the underlying index (excluding dividends), depending on the terms of the note Are comfortable with assuming the credit risk of the issuer, Royal Bank of Canada Are comfortable with holding the notes until their stated maturity Selected Risk Factors Credit Risk: Notes are senior, unsecured debt of the issuer and, as such, any return of principal, market-linked return and payments at maturity are subject to issuer’s credit risk No Dividends: Investors do not receive dividends paid by the underlying index or its constituent stocks Limited Secondary Markets: Notes may have a limited or no secondary market. Prior to maturity, the price at which the notes can be sold, if at all, may be at a substantial discount from the principal amount Complex Investments: Notes have some complex features and may not be suitable for all investors PRINCIPAL RETURN NOTES – PAYOFF PROFILE AT MATURITY The following illustrates the hypothetical payouts of a Principal Return Note linked to an underlying index and assumes 100% participation.Redemption at MaturityUnderlyingPerformance100% ParticipationUnderlying PerformanceRedemption at Maturity12 Hypothetical Example Issuer Royal Bank of Canada Term 5 Years Underlying Benchmark Equity Index Principal Return at Maturity 100%, subject to the credit risk of the issuer Upside Participation 100% uncapped PRINCIPAL RETURN NOTES: RETURN SCENARIOS AT MATURITY Scenarios Index Return Note Return* Note Payoff Index return is flat or negative -10% -40%0% 0% Full return of Principal Index return is positive +20% +50% +20% +50% Full upside participation *Note redemption at maturity equals invested principal increased by the Note Return † Payment of principal subject to issuer’s credit risk These examples are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various return scenarios could have on an investor's return at maturity, assuming all other variables remain constant. The actual performance of the note may bear little relation to the examples shown.

RBC CAPITAL MARKETS PRINCIPAL RETURN NOTES About Royal Bank of Canada (RBC)  5th largest bank in N. America, by market capitalization1 Well-diversified, global financial institution with over 86,000 employees in 40+ countries servicing over 16 million clients Approximately US$1.4trillion in total assets2 One of the highest rated banks globally (S&P AA- / Moody’s Aa2)3 Selected Risk Factors An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors should carefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following: ■ The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they are subject to RBC’s credit risk and to changes in the market’s view of the creditworthiness of RBC. ■ If the level of the underlying index at maturity is less than the initial level, investors will not receive any positive return on the Notes. ■ Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, the estimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not represent RBC’s estimate of the future value of the Note, or any price for which an investor may be able to sell it. ■ The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease market-making activities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor. ■ The return on the Notes may be lower than the return investors could earn on other investments during the same term. The return on the Notes may be less than the return investors could earn if it bought a conventional debt security of RBC. ■ Investing in the Notes is not the same as owning the components of the underlying index or a security directly linked to the underlying index or its components. For example, investors will not receive the benefit of any dividends. In some cases the upside participation rate may be less than 100%. In such a case, if the final level of the underlying index exceeds the initial level, the amount investors receive at maturity will be less than the amount they would otherwise receive if they invested in a security directly linked to the underlying asset. ■ The activities of RBC or its affiliates may conflict with investor’s interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve as the calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affect the payments on the notes, the calculation agent may have a conflict of interest with respect to such decisions. ■ Many economic and market factors will influence the value of the Notes. ■ Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notes to determine the effects of their individual circumstances. ■ The Notes have complex features and may not be suitable for all investors. rbccm.com (1) US$114 billion, as of July 31, 2019, per International Financial Reporting Standards (IFRS) (2) As of July 31, 2019 (3) A credit rating reflects the creditworthiness of RBC is not a recommendation to buy, sell or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating organization. The ratings do not provide an indication of the expected performance of the notes. The notes themselves will not be independently rated. Each rating should be evaluated independently of any other rating. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is a registered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited (authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada – Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada. Used under license. © Copyright 2019. All rights reserved. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for any offering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we have filed with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301. 11/19 19-239A